Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS RECORD

SECOND QUARTER EARNINGS

WATSONVILLE, CA, July 22, 2004 - West Marine, Inc. (Nasdaq: WMAR) today reported record earnings of $1.17 per share for the second quarter ended July 3, 2004, marking the first time since going public in 1993 that the Company has achieved quarterly earnings exceeding $1.00 per share. Net income was $25.2 million in the second quarter, compared to net income of $19.8 million, or $0.98 per share, a year ago, marking the first time the Company has achieved quarterly net income as a percent of sales in the double digits. Net sales for the second quarter were $252.6 million, an increase of 8.4% over sales of $233.0 million last year. Comparable store net sales for the second quarter increased 4.6% compared to the same period a year ago.

Net income for the twenty-six weeks ended July 3, 2004 was $22.1 million, or $1.04 per share, compared to net income of $13.7 million, or $0.68 per share, for the same period a year ago. Net sales for the first six months of 2004 were $381.8 million, an increase of 11.0% over sales of $344.1 million last year. Comparable store net sales for the twenty-six weeks ended July 3, 2004 increased 6.2% compared to the same period a year ago.

Comparable store sales by region for the first six months of 2004 were: Northeast 7.9%, Southeast 3.5% and West Coast 7.3%. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

John Edmondson, West Marine’s chief executive officer, stated, “We are pleased to report record second quarter earnings. Despite wet, cool weather and delayed shipments from some vendors in June, we were still able to achieve earnings per share nearly 20% higher than last year.

“As many other retailers are experiencing, our customers appear to have tightened their wallets recently. As a result, we anticipate that July sales will fall short of plan. For the third quarter, we now expect sales ranging from $195 million to $197 million and earnings per share ranging from $0.43 to $0.44. For the full year 2004, we currently expect to report sales ranging from $702 million to $706 million and earnings per share ranging from $1.36 to $1.40.”

	2004 (Actual and projected)	2003 (Actual)
1st Qtr.
Net sales	$129 M	$111 M
EPS	$(0.15)	$(0.32)
Comp sales	10.2%	-10.2%

2nd Qtr.
Net sales	$253 M	$233 M
EPS	$1.17	$0.98
Comp sales	4.6%	-4.4%

3rd Qtr. Projected
Net sales	$195 M to $197 M	$192 M
EPS	$0.43 to $0.44	$0.39
Comp sales	-2.0% to -1.0%	1.2%

4th Qtr. Projected
Net sales	$125 M to $127 M	$125 M
EPS	$(0.09) to $(0.06)	$(0.08)
Comp sales	0.0% to 2.0%	2.9%

Full Year Projected
Net sales	$702 M to $706 M	$661 M
EPS	$1.36 to $1.40	$0.99
EPS increase vs. prior year	37.4% to 41.4%
Comp sales	2.0% to 3.0%	-2.5%

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 355 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company’s successful catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note	Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended April 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

WEST MARINE, INC.

Condensed Consolidated Balance Sheet Data

(Unaudited, in thousands except share data)

	Jul. 3, 2004	Jan. 3, 2004	Jun. 28, 2003
ASSETS
Current assets:
Cash	$15,802	$4,737	$11,509
Trade receivables, net	9,335	6,094	8,720
Merchandise inventories	350,161	314,021	307,826
Other current assets	25,967	23,874	22,216

Total current assets	401,265	348,726	350,271

Property and equipment, net	80,139	80,764	84,089
Goodwill	56,905	56,905	59,592
Intangibles	2,716	2,875	3,034
Other assets	3,831	3,988	3,901

Total assets	$544,856	$493,258	$500,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,321	$72,635	$94,605
Accrued expenses	42,165	22,921	34,480
Deferred current liabilities	3,480	3,480	3,510
Current portion of long-term debt	0	0	236

Total current liabilities	134,966	99,036	132,831

Long-term debt	109,996	128,851	117,907
Deferred items and other non-current obligations	11,324	11,324	9,795

Total liabilities	256,286	239,211	260,533

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,791,582 at July 3, 2004, 20,130,053 at January 3, 2004, and 19,637,045 at June 28, 2003	21	20	20
Additional paid-in capital	153,247	140,348	133,110
Accumulated other comprehensive income	84	508	490
Retained earnings	135,218	113,171	106,734

Total stockholders’ equity	288,570	254,047	240,354

Total liabilities and stockholders’ equity	$544,856	$493,258	$500,887

West Marine, Inc.

Condensed Consolidated Statements of Income Data

For the 13 weeks ended July 3, 2004 and June 28, 2003

(Unaudited, in thousands except per share amounts)

	13 Weeks July 3, 2004		13 Weeks June 28, 2003
Net sales	$252,606	100.0%	$232,964	100.0%
Cost of goods sold, including buying and occupancy	158,087	62.6%	151,639	65.1%

Gross profit	94,519	37.4%	81,325	34.9%
Selling, general and administrative expenses	51,692	20.5%	46,848	20.1%

Income from operations	42,827	16.9%	34,477	14.8%
Interest expense	1,576	0.6%	2,096	0.9%

Income before taxes	41,251	16.3%	32,381	13.9%
Income taxes	16,088	6.3%	12,629	5.4%

Net income	$25,163	10.0%	$19,752	8.5%

Net income per common and common equivalent share:
Basic	$1.21		$1.01
Diluted	$1.17		$0.98

Weighted average common and common equivalent shares outstanding:
Basic	20,765		19,558
Diluted	21,441		20,137

Stores open at the end of period	355		334

West Marine, Inc.

Condensed Consolidated Statements of Income Data

For the 26 weeks ended July 3, 2004 and June 28, 2003

(Unaudited, in thousands except per share amounts)

	26 Weeks Ended July 3, 2004		26 Weeks Ended June 28, 2003
Net sales	$381,802	100.0%	$344,114	100.0%
Cost of goods sold, including buying and occupancy	253,562	66.4%	233,035	67.7%

Gross profit	128,240	33.6%	111,079	32.3%
Selling, general and administrative expenses	88,695	23.2%	82,155	23.9%
Acquisition integration costs	0	0.0%	909	0.3%

Income from operations	39,545	10.4%	28,015	8.1%
Interest expense	3,353	0.9%	3,723	1.1%
Loss on extinguishment of debt	0	0.0%	1,902	0.5%

Income before taxes	36,192	9.5%	22,390	6.5%
Income taxes	14,115	3.7%	8,733	2.5%

Net income	$22,077	5.8%	$13,657	4.0%

Net income per common and common equivalent share:
Basic	$1.07		$0.70
Diluted	$1.04		$0.68

Weighted average common and common equivalent shares outstanding:
Basic	20,566		19,451
Diluted	21,328		20,027